Exhibit 10.4

INSTALLED BUILDING PRODUCTS, INC.

PERFORMANCE SHARE AWARD AGREEMENT

PURSUANT TO THE

INSTALLED BUILDING PRODUCTS, INC.

2014 OMNIBUS INCENTIVE PLAN

This Performance Share Award Agreement (the “Agreement”) is effective as of [—], 20     by and between Installed Building Products, Inc., a Delaware corporation (the “Company”), and [—] (the “Participant”).

Terms and Conditions

The Company hereby awards to the Participant as an Eligible Employee of the Company, as of [—], 20     (the “Grant Date”), pursuant to the Installed Building Products, Inc. 2014 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), the number of Performance Shares set forth in Section 1 below. Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.

The parties agree as follows:

1.        Grant of Performance Shares. Effective as of the Grant Date, the Company awards to the Participant [—] Performance Shares, subject to adjustment pursuant to Section 4 hereof. In no event shall the Performance Shares be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated and, subject to Section 5 hereof, payment with respect to vested Performance Shares shall be made entirely in the form of Restricted Stock in accordance with Section 4 hereof.

2.        Performance Period. The Performance Period shall be the Company’s 2014 fiscal year, beginning on January 1, 2014 and ending on December 31, 2014.

3.        Performance Criteria. The Performance Criteria established by the Committee with respect to the Performance Shares is the Company’s achievement, during the Performance Period, of “Adjusted EBITDA,” a non-GAAP financial measure calculated by adding interest, taxes, depreciation and amortization to net income, and certain other one-time adjustments as certified by the Committee. If the Company achieves the Performance Criteria during the Performance Period and the Committee certifies to this result in accordance with Section 4 hereof, the Performance Shares shall, subject to Sections 5 and 6(c) hereof, settle and, in respect of such settlement, the Participant will be entitled to receive a number of shares of Restricted Stock equal to one Restricted Share for every Performance Share.

4.        Determination of Award.

(a)      Determination Notice. As soon as reasonably practicable after the filing of the Company’s Annual Report on Form 10-K with respect to the Performance Period (but in no event later than thirty (30) business days after such filing), the Committee will certify in writing whether the Performance Criteria have been met for the Performance Period and determine the number of shares of Restricted Stock, if any, payable in accordance with this Agreement. The date of the Committee’s certification pursuant to this Section 4(a) shall hereinafter be referred to as the “Certification Date.” The Company will notify the Participant of the Committee’s certification following the Certification Date (such notice, the “Determination Notice”). The Determination Notice shall specify (i) the Company’s “Adjusted EBITDA” for the Performance Period, and (ii) subject to Section 5 hereof, the number of shares of Restricted Stock, if any, payable in accordance with the Committee’s certification pursuant to this Section 4(a).

(b)      Issuance of Restricted Stock. The shares of Restricted Stock to be issued pursuant to this Agreement shall be issued in the form of book entry shares in the name of the Participant as soon as reasonably practicable following the Certification Date (but in no event later than twenty (20) business days thereafter) (the “Issue Date”).

5.        Forfeiture of Award Prior to Issue Date. If, at any time prior to the Issue Date, the Participant’s employment terminates for any reason or the Participant engages in Detrimental Activity, the Award of Performance Shares shall automatically terminate and the Participant shall not be entitled to receive any shares of Restricted Stock under Section 4 hereof or otherwise under this Agreement.

6.        Shares of Restricted Stock.

(a)      Restrictions on Transfer. The shares of Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Restricted Stock shall have lapsed in the manner provided in Section 6(b) or 7 hereof.

(b)      Lapse of Restrictions Generally. Except as provided in Section 7 hereof, and subject to Section 6(c) and the terms and conditions of the Plan and this Agreement, the aggregate shares of Restricted Stock, if any, issued under this Agreement shall vest in the following amounts and on the following dates (provided that the Participant’s employment with the Company or any of its Subsidiaries has not been terminated prior to each applicable vesting date):

Percentage of Restricted Stock	Vesting Date
33 1/3	January 1, 2016
33 1/3	January 1, 2017
33 1/3	January 1, 2018

(c)      Forfeiture of Restricted Stock. Any and all shares of Restricted Stock which have not become vested in accordance with Section 6(b) or 7 hereof shall be forfeited and shall revert to the Company immediately upon (i) the termination of the Participant’s employment or other service with the Company or its Subsidiaries for any reason prior to such vesting or (ii) the Participant’s engaging in Detrimental Activity prior to such vesting.

(d)      Detrimental Activity After Vesting. In the event the Participant engages in Detrimental Activity during the one-year period following the vesting and lapse of restrictions with respect to any Restricted Stock hereunder (such one-year period, the “Recovery Period”), the Committee shall be entitled to recover from the Participant (at any time within the one-year period after such engagement in Detrimental Activity) an amount equal to any gain the Participant realized from any Restricted Stock that had vested during the Recovery Period.

(e)      Termination in Connection with Change in Control. In the event of a termination of the Participant’s employment by the Company without Cause [or by the Participant for Good Reason] within the one-year period after a Change in Control (provided that such Change in Control occurs on or after the Issue Date), all shares of Restricted Stock which have not become vested in accordance with Section 6 hereof shall vest, and the restrictions on such Restricted Stock shall lapse, immediately.

(f)      Delivery of Restricted Stock. Evidence of book entry shares with respect to shares of the Restricted Stock in respect of which the restrictions have lapsed pursuant to Section 6 or 7 hereof or, if requested by the Participant prior to such lapse of restrictions, a stock certificate with respect to such shares of Restricted Stock, shall be delivered to the Participant as soon as reasonably practicable following the date on which the restrictions on such Restricted Stock have lapsed, free of all restrictions hereunder.

(g)      Rights as a Stockholder. Prior to the time the Restricted Stock is fully vested, (i) the Participant shall have no right to tender the shares of Restricted Stock, (ii) dividends or other distributions (collectively, “Dividends”) on the Restricted Stock shall be withheld for as long as the Restricted Stock is subject to restrictions, and (iii) Dividends shall not be paid until the shares of Restricted Stock to which they relate are no longer subject to a risk of forfeiture. Dividends not paid currently shall be credited to accounts on the Company’s records under the Plan and shall not accrue interest. Such Dividends shall be paid to the Participant in the same form as paid on the Common Stock upon the lapse of the restrictions.

(h)      Section 83(b). If the Participant properly elects under Section 83(b) of the Code within thirty (30) days after the Issue Date to include in gross income for federal income tax purposes in the year of issuance the fair market value of the Restricted Stock, the Participant shall promptly deliver to the Company a signed copy of such election. In the event of such election, the Participant shall promptly pay to the Company or make arrangements satisfactory to the Company to pay to the Company any federal, state, local or other taxes that the Company is required to withhold with respect to the Restricted Stock. The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if he or she elects to utilize such election.

7.        Certain Legal Restrictions. The Plan, this Agreement, the granting and vesting of the Performance Shares and Restricted Stock, and any obligations of the Company under the Plan and this Agreement, shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Common Stock is listed.

8.        Withholding of Taxes. The Participant acknowledges and agrees that Participant, and not the Company, shall be responsible for his or her tax liability that may arise with respect to the Performance Shares and Restricted Stock; provided that the Company shall have the right to deduct from any payment to be made pursuant to this Agreement and the Plan, or to otherwise require, prior to the issuance or delivery of any shares of Restricted Stock, payment by the Participant of any federal, state or local taxes required by law to be withheld by the Company (or any of its Subsidiaries); and provided further, that upon the vesting of the Restricted Stock, or upon making an election under Section 83(b) of the Code, the Participant shall pay to the Company all federal, state or local taxes to the extent such amounts are required by law to be withheld by the Company.

9.        Provisions of Plan Control. This Agreement is subject to the terms, conditions and provisions of the Plan, including without limitation the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that any provision of this Agreement conflicts or is inconsistent with the terms set forth in the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

10.      Recoupment Policy. The Participant acknowledges and agrees that the Restricted Stock shall be subject to the terms and provisions of any “clawback” or recoupment policy that may be adopted by the Company from time to time or as may be required by the Plan or any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder).

11.      Entire Agreement. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior agreements between the Company and the Participant with respect to the subject matter hereof.

12.      Notices. Any notice or communication given hereunder shall be in writing or by electronic means as set forth in Section 16 and, if in writing, shall be deemed to have been duly given: (i) when delivered in person; (ii) two days after being deposited in the United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Installed Building Products, Inc.

495 South High Street, Suite 50

Columbus, OH 43215

Attention: General Counsel and Secretary

If to the Participant, to the address on file with the Company.

13.        No Guarantee of Continued Service. Neither this Agreement, the Plan nor the shares of Restricted Stock awarded hereby shall confer upon the Participant any right with respect to continued employment or service to the Company, nor shall this Agreement, the Plan or the shares of Restricted Stock awarded hereby interfere in any way with any right the Company would otherwise have to terminate the Participant’s employment or service at any time. This Agreement shall not be deemed to enlarge or alter any rights Participant may have pursuant to any other agreement with the Company.

14.        WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

15.        Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

16.        Mode of Communications. The Participant agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or any of its affiliates may deliver in connection with this grant of Restricted Stock and any other grants awarded by the Company, including without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. The Participant further agrees that electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or the online brokerage account system.

17.        No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

18.        Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

19.        Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

20.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflict of laws.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

INSTALLED BUILDING PRODUCTS, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:

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